Exhibit 99.1

RLH CORPORATION CLOSES SALE OF THREE

ADDITIONAL HOTELS FOR $29.9 MILLION

Red Lion Hotels in Boise, Idaho; and Pasco and Richland, Washington to retain brand

DENVER (March 6, 2018) — RLH Corporation (NYSE:RLH) announced today the sale of Red Lion Hotels in Boise, Idaho; and Pasco and Richland, Washington for $29.9 million. The three hotels are in addition to the sale of two hotels in California announced last week for $17.4 million. All buyers signed franchise license agreements to retain the Red Lion Hotels brand.

RLH Corporation’s total gain on the sales is expected to be approximately $8.0 million, and $22.8 million of the proceeds of the sales were used for debt repayment at the closing.

“We are pleased to announce the close on the sale of the next three of the 11 hotels we have listed,” said RLH Corporation President and Chief Executive Officer Greg Mount. “The sale of these five properties over the last week is a major step in becoming an asset light company. This effort requires less capital to grow and will provide higher profit margins.”

Together with the Redding and Eureka Red Lion Hotels announced last week, the five properties accounted for $26.6 million combined revenue on an annual basis for 2017. The hotels’ combined adjusted EBITDA on consolidated reporting was $4.7 million and RLH Corporation’s share of the adjusted EBITDA was approximately $2.6 million for 2017. This impact does not take into account the previously announced corporate overhead adjustments to reduce operating costs.

To learn more about franchising with RLH Corporation, visit franchise.rlhco.com. We don’t wait for the future. We create it.

About RLH Corporation

Red Lion Hotels Corporation is an innovative hotel company doing business as RLH Corporation and focuses on the franchising, management and ownership of upscale, midscale and economy hotels. The company focuses on maximizing return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.

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Investor Relations Contact:

Amy Koch

O: 509-777-6417

C: 917-579-5012

investorrelations@rlhco.com

Media Contact:

Dan Schacter

Director, Social Engagement and Public Relations

509-777-6222

dan.schacter@rlhco.com